UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 filed with the SEC on February 13, 2014.

ATTENTION COMMONWEALTH REIT SHAREHOLDERS:

ISS, A LEADING INDEPENDENT PROXY ADVISORY FIRM, RECOMMENDS FOR

THE SECOND TIME IN NINE MONTHS THAT SHAREHOLDERS VOTE TO

REMOVE COMMONWEALTH’S ENTIRE BOARD OF TRUSTEES

TIME IS RUNNING OUT - IT IS CRITICAL THAT YOU VOTE TODAY!

March 4, 2014

Dear Fellow Shareholders:

As the March 20 deadline for all CommonWealth REIT shareholders to exercise their right to take back their company approaches, Corvex and Related are extremely pleased to have again gained the support of Institutional Shareholder Services (ISS), a leading independent proxy advisory and corporate governance advisory firm. Last week, ISS again recommended that CommonWealth shareholders vote to remove CommonWealth’s entire Board of Trustees.

VOTE THE GOLD CARD BY MARCH 20:

SEIZE THIS OPPORTUNITY TO TAKE BACK YOUR COMPANY

The ISS recommendation rebuts CommonWealth’s misleading assertions and recommends removing the Board to effect a turnaround. CommonWealth has sought to paint a picture that it is executing on a sound business plan to create value for shareholders. ISS SEES IT DIFFERENTLY:

“On balance it seems clear – from the dismal relative and absolute shareholder returns the company eked out before the dissidents’ arrival, to the dissidents’ central and compelling argument that this underperformance results from a misaligned external management structure this board nonetheless continues to support, to the overwhelming long-term evidence of this board’s willingness to unilaterally amend the bylaws in support of entrenchment rather than accountability – that the dissidents have made a compelling case that change at the board level is necessary.”(*)

ISS AGREES that Corvex/Related have every intention of unlocking value for ALL shareholders:

“Ultimately this market response suggests that investors, far from being worried about the activists’ intentions, saw their arrival as a beacon of hope.”…“As the dissidents have made a compelling case that change is necessary – and given the significant risk that leaving any incumbents in place would enable the current board to be reappointed by those continuing trustees, preventing shareholders from effecting the necessary change – shareholders should consent to the removal of the entire board by voting FOR the proposals on the GOLD dissident card.”(*)

Since announcing our consent solicitation to remove CommonWealth’s entire Board of Trustees, the Portnoys have repeatedly circumvented corporate democracy in order to protect their fee stream. ISS AGREES:

“To breezily reappoint [after the 2013 annual meeting] a nominee just rejected by four out of five shareholders underscores the central concern the dissidents have articulated: whether there is any attentiveness within this board to the concerns of the owners, rather than the managers, of the company. The numerous bylaw changes over the past several years—not simply the ones proposed after the Arbitration Panel ruled against the board—suggest the board’s attention, instead, has gone to reinforcing its defenses.”(*)

CommonWealth has said that removing the entire Board would disrupt business. ISS DISAGREES:

“Those [considerations] which make for the most dramatic headlines, however—the risk of regulatory sanction or delisting, dilution from conversion of preferred shares, or acceleration of the company’s debt—appear to be relatively remote risks…”(*)

CommonWealth truly needs Board members who are independent and accountable. Corvex’s and Related’s proposed nominees – which include Sam Zell and David Helfand – are highly qualified with wide-ranging and relevant experience. Most importantly, they bring a fresh, critical perspective and skillset that will be vital to oversee execution of a strategic plan designed to create value for ALL shareholders.

CommonWealth’s external management has gotten away with too much for too long, and in our view recent actions taken are nothing short of deceitful. The time to act is NOW. Vote to remove the entire Board of Trustees today and unlock the substantial value embedded in CommonWealth.

We thank you for your continuing support.

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

ACT TODAY!

COMMONWEALTH HAS SET A RECORD DATE OF FEBRUARY 18, 2014, AND OUR CONSENT SOLICITATION MUST BE COMPLETED BY MARCH 20, 2014. THERE IS NO INTERNET VOTING, SO WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD CONSENT CARD IN THE PRE-PAID ENVELOPE TODAY.

(*)	Permission to quote ISS’s report has been neither sought nor obtained.